Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-229159, 333-225276, 333-222382, 333-222381, 333-217572, 333-193625, 333-188725, 333-159416 on Forms S-8, and 333-229159 on Form S-3, of CenterState Bank Corporation of our report dated February 27, 2020 with respect to the consolidated financial statements of CenterState Bank Corporation, and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of CenterState Bank Corporation for the year ended December 31, 2019.

/s/ Crowe LLP
Crowe LLP

Fort Lauderdale, Florida

February 27, 2020